Exhibit 5.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 26, 2024 with respect to the consolidated financial statements of Emera Incorporated (the “Company”) as at and for the years ended December 31, 2023 and 2012, included in Exhibit 99.3 on Form 40-F filed on February 26, 2024, in the Registration Statement on Form F-10 and related Prospectus of Emera Incorporated for the registration of USD $500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Halifax, Canada
November 15, 2024